FOR IMMEDIATE RELEASE	EXHIBIT 99

AT THE COMPANY	FINANCIAL RELATIONS BOARD
Dan Bevevino	Joe Calabrese	Julie Tu
Vice President & CFO	General Contact	Analyst Information
(724) 387-5235	(212) 445-8434	(212) 445-8456

RESPIRONICS REPORTS RECORD FINANCIAL RESULTS FOR
FISCAL YEAR 2005 FIRST QUARTER

MURRYSVILLE, PA, October 21, 2004—RESPIRONICS, INC. (NASDAQ/NMS Symbol: RESP) today announced financial results for the three months ended September 30, 2004.

FINANCIAL RESULTS
Three Months Ending September 30, 2004
Net sales for the first quarter totaled a record $199.4 million, representing a 22 percent increase compared to $164.1 million recorded in the first quarter a year ago. Current year revenues include approximately $1.3 million in sales of non-invasive ventilation devices for hospital and pre-hospital settings and other respiratory care products from Caradyne Limited (“Caradyne”) which was acquired on February 27, 2004, plus incremental revenues in excess of $5.5 million contributed by Profile Therapeutics plc (“Profile”), which the Company acquired on July 1, 2004. Changes in foreign currency exchange rates had less than a 1 percent positive impact on revenues during the current year’s first quarter.

The Company’s three core growth drivers — devices for the diagnosis and treatment of obstructive sleep apnea, total ventilation solutions, and international expansion initiatives — performed well during the quarter and led the Company’s year-over-year growth. Overall, domestic revenues increased by 16 percent to $142.5 million, compared to $122.7 million in the first quarter a year ago. This domestic revenue growth was driven by 19 percent growth in sales of sleep therapy products. Additionally, the Company’s hospital division reported a 22 percent revenue increase, driven by the total ventilation solution initiative.

International revenues increased by 38 percent to $56.9 million versus the prior year first quarter total of $41.3 million. This international growth was driven by 46% growth in sleep therapy and strong performance in the Company’s home ventilation line. International revenues account for over 28 percent of the Company’s total revenues, consistent with the Company’s strategic plan to expand its international presence. International revenues include $0.6 million from sales of Caradyne products and in excess of $5.0 million of incremental revenues generated by Profile in the international marketplace.

The Company continued its investments in expansion initiatives intended to broaden its presence in the sleep and respiratory markets. This expansion is demonstrated by the 30 percent growth in sales of Children’s Medical Venture products and the broadening of the Company’s respiratory drug delivery initiative with the acquisition of Profile.

Net income for the current quarter was $15.2 million, or $0.42 per diluted share, including restructuring and acquisition-related expenses described below totaling $2.1 million on a pre-tax basis or approximately

$0.04 per share after tax. Net income for the prior year first quarter was $11.2 million, or $0.32 per diluted share, including restructuring and acquisition-related expenses totaling $3.3 million on a pre-tax basis or approximately $0.06 per share after tax. Excluding the impact of these charges, net income for the current quarter was $16.5 million, a 25 percent increase over the $13.3 million reported a year ago. Diluted earnings per share, excluding the impact of restructuring and acquisition related expenses in both periods, was $0.46 for the current quarter compared to $0.38 reported a year ago. The improved earnings for the first quarter are primarily the result of sales and operating margin increases versus the prior year.

Restructuring and acquisition-related expenses incurred during the quarter ended September 30, 2004 consisted primarily of restructuring charges associated with the Company’s previously announced restructuring of operations at its Wallingford, Connecticut manufacturing facility as well as charges associated with the acquisition of Profile. With the financial information included in this press release, the Company is providing a tabular reconciliation of GAAP net income with net income excluding the impact of restructuring and acquisition-related expenses.

COMMENTS FROM MANAGEMENT
Quarterly Results
“I am very pleased to be reporting a strong start to our new fiscal year driven by a very balanced performance across the Company’s core growth drivers of sleep therapy, the total ventilation solution aimed at the range of ventilator-dependent patients, and our international expansion initiatives,” commented John Miclot, President and Chief Executive Officer.

“Our domestic sleep therapy revenue increase of 19 percent, year-over-year, further validates our leadership position in this market segment. We continue to differentiate ourselves in this market with our strong product portfolio, our extensive distribution channel to the homecare providers and clinicians, our solutions-based selling approach and our continued investments in research and development.

“The hospital division continues to post impressive growth with an overall 22 percent increase domestically. This result points to the Company’s success in expanding our business in the acute and sub-acute markets. Our innovative approach to patient ventilation and monitoring offers solutions that not only improve patient care but also lower the overall cost of care,” he noted.

Mr. Miclot added, “In the international marketplace, we continue to post strong results led by our sleep and ventilation product lines as well as contributions by our two most recent acquisitions. We will maintain our focus on introducing our technologies and solutions-based selling to the Company’s major international markets. The Company’s two most recent acquisitions, Caradyne and Profile, are already bringing exciting new opportunities to Respironics and contributing to the Company’s financial results. We recently received 510(k) clearance for our neo-natal CPAP device, which was developed by Caradyne and focuses on the treatment of respiratory impaired infants. This new product will be introduced this year to hospital neonatal intensive care units by our Children’s Medical Ventures organization and our hospital ventilation team. We are excited about Profile’s proprietary respiratory drug delivery technology and the potential opportunity it provides to deliver unique solutions to the drug delivery marketplace,” he concluded.

Additionally, the Company noted that it has continued to make progress on international expansion initiatives with the establishment of a joint venture in Switzerland to better position Respironics to address the market opportunity in that country.

Financial Position
The Company’s balance sheet position remains strong with a cash balance of approximately $156.5 million after the $42.5 million acquisition of Profile, net of cash acquired in that transaction. The Company’s long-term debt balance has remained relatively constant at $27.1 million at September 30, 2004 versus $26.9 million at June 30, 2004.

Other Matters
The Company also stated that it successfully extended its line of credit facility with a syndicate of banks during the first fiscal quarter of 2005. The Company’s new credit facility, which expires in August 2009, is for $150.0 million with certain provisions allowing for expansion of the facility. There are currently no outstanding borrowings under this facility.

Outlook
For fiscal year 2005, the Company is comfortable with its earnings per share estimates (exclusive of non-recurring items described below) of approximately $2.37 to $2.41 and revenue expectations of approximately $880 million to $900 million. Earnings per share estimates for the quarter ending December 31, 2004 (exclusive of non-recurring items) are in the range of $0.58 to $0.59. This earnings per share outlook does not include the impact of restructuring and acquisition-related expenses that will occur during the 2005 fiscal year resulting primarily from the Company’s completion of the previously announced restructuring actions at the Wallingford, Connecticut manufacturing facility and the integration of Profile. During the 2005 fiscal year, the Company expects total restructuring and acquisition-related expenses to be in the range of $4.0 million to $5.0 million on a pre-tax basis, or $0.07 to $0.09 per share after tax, associated with these actions. See the tabular financial information included in this press release for additional information.

* * * * *

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 125 countries and employs more than 3,200 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

The Company will host a conference call at 8:30 a.m. Eastern Time today to discuss these quarterly results, market trends and future outlook. The conference call will be broadcast live over the Internet and can be accessed by all interested parties from the Company’s web site at www.respironics.com or at www.companyboardroom.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. A replay of the web cast will be available following the call.

FORWARD-LOOKING STATEMENT
This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry; the success of the Company’s marketing, sales, and promotion programs; future sales and acceptance of the Company’s products and programs; the timing and success of new product introductions; new product development; anticipated cost savings; FDA and other regulatory requirements and enforcement actions; future results from acquisitions; growth rates in foreign markets; regulations and other factors affecting operations and sales outside the United States (including potential future effects of the change in sovereignty of Hong Kong); foreign currency fluctuations; customer consolidation and concentration; increasing price competition and other competitive factors in the sale of products; interest rate fluctuations; expiration of intellectual property rights; intellectual property and related litigation; other litigation; future levels of earnings and revenues; and third party reimbursement, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the Company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

RESPIRONICS, INC. AND SUBSIDIARIES

Condensed Statement of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended
	9/30/04	9/30/03
Sales	$199,437	$164,058

Gross profit	107,375	84,056

Restructuring and acquisition-related expenses (1)	2,135	3,345

Income before income taxes	24,112	17,642

Net income	15,191	11,150

Basic earnings per share	0.43	0.33

Diluted earnings per share	0.42	0.32

Diluted earnings per share, excluding impact of restructuring and acquisition-related expenses (1)	0.46	0.38

Basic shares outstanding	35,075	34,024

Diluted shares outstanding	35,909	34,906

(1) — See reconciliation of Non-GAAP financial measures in table at end of press release.

Product Sales Summary
(Unaudited)
(Dollars in thousands)

	Three months ended
	9/30/04	9/30/03
Domestic Homecare	$122,939	$106,718

Domestic Hospital	19,603	16,020

International	56,895	41,320

Total	$199,437	$164,058

Condensed Balance Sheet
(Unaudited)
(Dollars in thousands)

	At	At
	9/30/04	6/30/04
Cash	$156,508	$192,446

Trade accounts receivable	135,065	140,634

Inventory	92,894	85,539

Other current assets	37,787	33,994

Total current assets	422,254	452,613

Property, plant and equipment (net)	114,236	111,057

Other assets, including goodwill	198,677	147,469

Total assets	$735,167	$711,139

Current liabilities	$148,371	$151,581

Long-term obligations	27,099	26,897

Other non-current liabilities	22,335	13,608

Shareholders’ equity	537,362	519,053

Total liabilities and shareholders’ equity	$735,167	$711,139

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Dollars in thousands, except per share amounts)

In managing its business, Respironics makes use of certain non-GAAP financial measures in evaluating the Company’s results of operations from core operations. The measure, “net income, excluding the impact of restructuring and acquisition-related expenses,” is reconciled with GAAP net income in the table below.

	Three months ended
	9/30/04	9/30/03
GAAP net income	$15,191	$11,150
Restructuring and acquisition-related expenses, net of tax	1,345	2,114

Net income, excluding the impact of restructuring and acquisition-related expenses	$16,536	$13,264

Diluted shares outstanding	35,909	34,906
Diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses	$0.46	$0.38

Restructuring and acquisition-related expenses consist of the following:

	Three months ended
	9/30/04	9/30/03
Restructuring charges associated with facility changes	$1,727	$3,345
Acquisition-related integration expenses	408	0

Total	$2,135	$3,345

Respironics believes that presenting diluted earnings per share, excluding the impact of restructuring and acquisition-related expenses, is an additional measure of performance that investors can use to compare operating results between reporting periods. Management of the Company uses this information in evaluating the Company’s results of operations and believes that this information also provides investors better insight in evaluating the Company’s earnings performance from core operations. The events giving rise to these restructuring and acquisition-related expenses (business acquisitions and facility consolidation) are not associated with the Company’s normal operating business activities and are expected to result in future market opportunities, cost savings, and other benefits.